Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

STATE OF COLORADO

DIVISION OF BANKING

DENVER, COLORADO

Written Agreement by and among	Docket Nos.	09-177-WA/RB-HC
09-177-WA/RB-SM
GUARANTY BANCORP
Denver, Colorado

GUARANTY BANK & TRUST COMPANY
Denver, Colorado

FEDERAL RESERVE BANK
OF KANSAS CITY
Kansas City, Missouri

and

STATE OF COLORADO
DIVISION OF BANKING
Denver, Colorado

WHEREAS, in recognition of their common goal to maintain the financial soundness of Guaranty Bancorp, Denver, Colorado (“Bancorp”), a registered bank holding company, and its subsidiary, Guaranty Bank & Trust Company, Denver, Colorado (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Bancorp, the Bank, the Federal Reserve Bank of Kansas City (the “Reserve Bank”), and the Colorado Division of Banking (the “Division”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on January 22, 2010, the boards of directors of Bancorp and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Daniel M. Quinn, Chief Executive Officer, to enter into this Agreement on behalf of Bancorp and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Bancorp and the Bank, and their institution-affiliated parties, as defined in Section 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. § 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancorp, the Bank, the Reserve Bank, and the Division agree as follows:

Board Oversight

1.                                     Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Division a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a)                                  The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, processes to mitigate risks associated with credit concentrations, asset liability management, and earnings;

(b)                                 the responsibility of the board of directors to monitor management’s adherence to approved policies and procedures; and

(c)                                  a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, concentrations of credits, allowance for loan and lease losses (“ALLL”), capital, liquidity, and earnings.

Credit Risk Management

2.                                     Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a)                                  The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;

(b)                                 periodic review and revision of risk exposure limits to address changes in market conditions; and

(c)                                  strategies to minimize credit losses and reduce the level of problem assets.

Concentrations of Credit

3.                                       Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan to strengthen the Bank’s management of commercial real estate (“CRE”) concentrations, including steps to reduce or mitigate the risk of concentrations in light of current market conditions. The plan shall be consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1), and, at a minimum, address, consider, and include:

(a)                                  Establishment of concentration of credit risk tolerances or limits by types of loan products, geographic locations, and other common risk characteristics or sensitivities;

(b)                                 ongoing risk assessments;

(c)                                  strategic planning regarding risks associated with CRE concentrations, including steps to control and mitigate such risks; and

(d)                                 enhanced periodic reporting to management and the board of directors.

Asset Improvement

4.                                       The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of examination of the Bank conducted by the Reserve Bank that commenced on May 4, 2009 (the “Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

5.                                       (a)                                  Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan, relationship, or other asset in excess of $1,000,000, including other real estate owned (“OREO”), that is past due as to principal or interest more than 90 days as of the date of this Agreement, is on the Bank’s problem loan list, or was adversely classified in the Report of Examination.

(b)                                 Within 30 days of the date that any additional loan, relationship, or other asset in excess of $1,000,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan to improve the Bank’s position on such loan, relationship, or asset.

(c)                                  Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Division to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Division and shall document the review in the minutes of the board of directors’ meetings.

Allowance for Loan and Lease Losses

6.                                       (a)                                  Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Division.

(b)                                 Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.

(c)                                  Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the Bank’s revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Division, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of the ALLL for that quarter.

Capital Plan

7.                                       Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at Bancorp, on a consolidated basis, and Bancorp and the Bank shall jointly submit to the Reserve Bank and the Division an acceptable written plan to maintain sufficient capital at the Bank, as a separate legal entity on a stand-alone basis. These plans shall, at a minimum, address, consider, and include:

(a)                                  Bancorp’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b)                                 the Bank’s current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c)                                  the adequacy of the Bank’s capital, taking into account the volume of  classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

(d)                                 the source and timing of additional funds to fulfill the consolidated organization’s and the Bank’s future capital requirements; and

(e)                                  the requirements of Section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancorp serve as a source of strength to the Bank.

8.                                       Bancorp and the Bank shall notify the Reserve Bank and the Division, in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, Bancorp and the Bank shall submit an acceptable written plan that details the steps Bancorp or the Bank, as appropriate, will take to increase Bancorp’s or the Bank’s capital ratios to, or above, the approved capital plan’s minimums.

Liquidity/Funds Management

9.                                       Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan to improve management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include measures to diversify funding sources and reduce reliance on wholesale funding, including brokered deposits.

10.                                 Within 60 days of this Agreement, the Bank shall revise and submit to the Reserve Bank and the Division an acceptable written contingency funding plan that, at a minimum, includes adverse scenario planning and identifies and quantifies available sources of liquidity for each scenario.

Brokered Deposits

11.                                 (a)                                  At all times during the term of this Agreement that the Bank is well capitalized, the Bank shall not accept any new brokered deposits. For purposes of this subparagraph, the term “brokered deposits” is defined as set forth in Section 337.6(a) of the regulations of the FDIC (12 C.F.R. § 337.6(a)) and includes deposits funded by third party agents or nominees for depositors; and the term “new brokered deposits” is defined not to include contractual renewals or rollovers of brokered deposits.

(b)                                 Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan for reducing its reliance on brokered deposits. The plan shall detail the current composition of the Bank’s brokered deposits by maturity and explain the means by which such deposits will be paid at maturity.

12.                                 The Bank shall comply with the provisions of Section 29 of the FDI Act (12 U.S.C. § 1831f) and the FDIC’s accompanying regulations at 12 C.F.R. § 337 that are applicable to the Bank. The Bank shall notify the Reserve Bank and the Division, in writing, if the Bank requests any waiver of the restrictions imposed by Section 29 from the FDIC and shall notify the Reserve Bank of the FDIC’s disposition of any request for such a waiver.

Earnings Plan and Budget

13.                                 (a)                                  Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division a written business plan for 2010 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:

(i)                               a realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and

(ii)                            a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)                                 During the term of this Agreement, a business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Division at least 30 days prior to the beginning of that calendar year.

Dividends and Distributions

14.                                 (a)                                  Bancorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and, as to the Bank, the Division.

(b)                                 Bancorp shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)                                  Bancorp and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)                                 All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. Bancorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

15.                                 (a)                                  Bancorp shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)                                 Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Cash Flow

16.                                 Within 60 days of this Agreement, the Bancorp shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for 2010. Bancorp shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2010 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

17.                                 In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp and the Bank shall comply with the notice provisions of Section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of

Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. §§ 225.71 et seq.).

18.                                 Bancorp and the Bank shall comply with the restrictions on indemnification and severance payments of Section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

19.                                 Within 30 days after the end of each calendar quarter following the date of this Agreement, Bancorp and the Bank shall submit to the Reserve Bank and the Division written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Programs

20.                                 (a)                                  The written plans and a program required by paragraphs 2, 3, 5(a), 5(b), 6(c), 7, 8, 9, 10, and 11(b) of this Agreement shall be submitted to the Reserve Bank and the Division for review and approval. Acceptable plans and program shall be submitted within the time periods set forth in the Agreement.

(b)                                 Within 10 days of approval by the Reserve Bank and the Division, the Bank, and as applicable, Bancorp shall adopt the approved plans and program. Upon adoption, the Bank, and as applicable, Bancorp shall promptly implement the approved plans and program and thereafter fully comply with them.

(c)                                  During the term of this Agreement, the approved plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Division.

Communications

21.                                 All communications regarding this Agreement shall be sent to:

(a)                                  Ms. Susan E. Zubradt

Vice President

Federal Reserve Bank of Kansas City

1 Memorial Drive

Kansas City, Missouri 64198

(b)                                 Mr. Fred J. Joseph

Acting Bank Commissioner

State of Colorado

Division of Banking

1560 Broadway, Suite 975

Denver, Colorado 80202

(c)                                  Mr. Daniel M. Quinn

Chief Executive Officer

Guaranty Bancorp and Guaranty Bank & Trust

1331 Seventeenth Street, Suite 300

Denver, Colorado 80202

Miscellaneous

22.                                 Notwithstanding any provision of this Agreement, the Reserve Bank and the Division may, in their sole discretion, grant written extensions of time to Bancorp and the Bank to comply with any provision of this Agreement.

23.                                 The provisions of this Agreement shall be binding upon Bancorp, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

24.                                 Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Division.

25.                                 The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Division or any other federal or state agency from taking any other action affecting Bancorp, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

26.                                 Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 22nd of January, 2010.

GUARANTY BANCORP		FEDERAL RESERVE BANK
GUARANTY BANK & TRUST COMPANY		OF KANSAS CITY

By:	/s/ Daniel M. Quinn	By:	/s/ Susan E. Zubradt
	Daniel M. Quinn		Susan E. Zubradt
	Chief Executive Officer		Vice President

STATE OF COLORADO
DIVISION OF BANKING

		By:	/s/ Fred J. Joseph
Fred J. Joseph
Acting Bank Commissioner